Exhibit (p)(1)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of July 7, 2025, between Monroe Capital Enhanced Corporate Lending Fund, a Delaware statutory trust (the “Fund”), and Monroe Capital Onshore Holdco LLC (the “Subscriber”).

WHEREAS, the Fund is an investment company that expects to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 600 Class I Shares of the Fund’s common shares of beneficial interests, par value $0.01 per share (the “Shares”), for a purchase price of $25.00 per Share; and

NOW, THEREFORE, the Fund and the Subscriber agree as follows:

1.	The Subscriber subscribes for, and agrees to purchase from, the Fund 600 Shares for a purchase price of $25.00 per Share. The Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer or trustee of the Fund.

2.	The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the aggregate purchase price of $15,000.

3.	To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber represents, acknowledges and agrees that:

a.	the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or registered or qualified under the securities laws of any state;

b.	the Shares will be sold by the Fund in reliance on the exemption from registration set forth in Regulation D under the Securities Act;

c.	the Fund’s reliance upon such exemption from the registration requirements of the Securities Act is predicated, in part, on the representations and agreements contained in this Subscription Agreement;

d.	the Shares are “restricted securities” as defined in paragraph (a)(3) of Rule 144 under the Securities Act (“Rule 144”) and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from registration under the Securities Act is available; and

e.	the Fund makes no representation or warranty as to the availability to the Subscriber of any exemption from the registration provisions of the Securities Act pursuant to which the Subscriber may resell the Shares.

4.	To further induce the Fund to accept its subscription for the Shares, the Subscriber:

a.	represents and warrants that the Shares are being acquired for investment purposes for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

b.	represents and warrants that it is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, (ii) a “qualified purchaser” within the meaning of Section 2(a)(51) of the 1940 Act, (iii) a “qualified client” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended, and (iv) not subject to and is not aware of any facts that would cause the Subscriber to be subject to any of the “Bad Actor” disqualifications as described in Rule 506(d)(1)(i) to (viii) under the Securities Act; and

c.	acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Fund intends to operate) as to be capable of evaluating the merits and risks of the investment in the Shares.

5.	The Subscriber elects not to participate in the Fund’s Distribution Reinvestment Plan and has completed or will complete upon request by the Fund the Wiring Instructions for Cash Distributions form attached as Exhibit A hereto.

6.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

7.	This Subscription Agreement is executed on behalf of the Fund by the Fund’s officers or trustees, or any one of them, as officers and/or trustees and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

Monroe Capital Enhanced Corporate Lending Fund

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Sole Trustee

Monroe Capital Onshore Holdco LLC

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

[Signature Page to M-LEND Initial Seed Capital Subscription Agreement]

EXHIBIT A

Registration - Legal Name of Subscriber:	Monroe Capital Onshore Holdco LLC
Account Type / Entity Description: (Individual, Joint, Trust, LLC, Corp., Partnership, etc.)
Date of birth / date of entity formation:
Tax Identification Number:
Street Address:
Cost Basis Value of Shares for Transfer: (What value did you purchase the shares for)
Bank Instructions for Distributions of Cash: Bank Name: Bank Location: Account Number: Account Name: Bank’s Routing No.: